AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 16th day of April, 2006 by and between MFA MORTGAGE INVESTMENTS, INC., a Maryland corporation (“MFA”), and WILLIAM S. GORIN, an individual residing at 1050 Fifth Avenue, New York, New York 10028 (the “Executive”).

W I T N E S S E T H:

     WHEREAS, MFA and the Executive entered into an employment agreement, effective as of August 1, 2002 and amended as of September 25, 2003 (the “Employment Agreement”);

     WHEREAS, MFA and the Executive desire to amend the terms of the Executive’s employment and extend the period of employment set forth in the Employment Agreement to December 31, 2008 on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive wishes to continue serving MFA and MFA wishes to secure the continued exclusive services of the Executive under the terms and conditions described below.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree to amend and restate the Employment Agreement in its entirety to read as follows:

     1. Term of Employment.

          (a) MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Paragraph 2 below for the Term of Employment, subject to the terms and conditions of this Agreement.

          (b) The term of employment (the “Term of Employment”) under this Agreement shall include the Initial Term and each Renewal Term. The Initial Term shall commence as of April 16, 2006 and shall continue until December 31, 2008. The Term of Employment shall automatically renew for a one-year period (each such renewal, a “Renewal Term”) at the end of the Initial Term and each Renewal Term, unless either party shall give notice to the other not less than six months prior to the end of the Initial Term or any Renewal Term, as the case may be, of his or its intent not to renew such Initial Term or Renewal Term, as the case may be. Notwithstanding the foregoing sentences of this Paragraph 1(b), the Term of Employment may be terminated before the expiration of the Initial Term or any Renewal Term in accordance with Paragraph 5 hereof..

     2. Position; Duties and Responsibilities.

          (a) During the Term of Employment, the Executive shall be employed as Chief Financial Officer/Executive Vice President of MFA, reporting to the President and Chief Executive Officer of MFA (the “CEO”), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such offices at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the CEO.

          (b) During the Term of Employment, the Executive shall, without additional compensation, also (i) serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the CEO and/or the

Board of Directors of MFA (the “Board of Directors”) may, from time to time, request. MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the “Company.” For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

          (c) During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein shall preclude the Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

     3. Compensation.

          (a) Base Salary. During the Term of Employment, the Executive shall be entitled to receive an annualized base salary (the “Base Salary”) of not less than six hundred seventy five thousand dollars ($675,000).

          (b) Performance Bonus. The Executive shall be eligible to participate in a Performance Bonus Pool for Senior Executives (the “Bonus Pool”) each year during the Term of Employment. The aggregate Bonus Pool shall be determined by reference to MFA’s Return on Average Equity (“ROAE”) as more fully described in Exhibit A to this Agreement, and shall be allocated among the CEO and MFA’s two Executive Vice Presidents based on the recommendation of the CEO and the assessment by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of each participant’s performance. The Compensation Committee, in its discretion, can adjust the aggregate Bonus Pool downward in any year by as much as ten percent (10%) depending upon the Compensation Committee’s assessment of MFA leverage, book value stability and share price relative to peer group, among other considerations.

          Twenty-five percent (25%), or such larger percentage upon which the Executive and the Compensation Committee shall agree, of any amount in excess of $100,000 allocated to the Executive from the Bonus Pool with respect to calendar year 2006 will be paid in restricted stock. Fifty percent (50%), or such larger percentage upon which the Executive and the Compensation Committee shall agree, of any amount in excess of $100,000 allocated to the Executive from the Bonus Pool with respect to calendar year 2007 and each subsequent year will be paid in restricted stock. In each case, twenty-five percent (25%) of the restricted stock will vest upon grant, and on additional twenty-five percent (25%) will vest on January 1st of each of the first three years following the grant. Such restricted stock cannot be transferred or sold during the Executive’s employment by MFA until the value of the Executive’s stock holdings in MFA exceeds three times his Base Salary; thereafter, stock may be sold or transferred to the extent the value of the Executive’s stock holdings exceeds such multiple.

          (c) Equity Compensation. The Executive shall be eligible to receive such stock option, restricted stock, phantom share or dividend equivalent rights grants or other equity awards as the Compensation Committee or the Board of Directors, as the case may be, shall deem appropriate.

          (d) Discretion to Increase Compensation. Nothing in this Agreement shall preclude the Board of Directors or the Compensation Committee from increasing or considering increasing the Executive’s compensation during the Term of Employment. The Base Salary as adjusted to reflect any increase shall be the Base Salary for all purposes of this Agreement.

     4. Employee Benefit Programs and Fringe Benefits.

          During the Term of Employment, the Executive shall be entitled to five weeks of vacation each calendar year and to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with MFA’s policies, incurred by Executive in connection with his employment.

     5. Termination of Employment.

          (a) Termination Due to Death or Disability. If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or Disability, the Executive’s Term of Employment shall terminate automatically without further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Paragraph 5(e) below, which amounts shall be promptly paid in a lump sum to the Executive, his legal representative or his estate, as the case may be, and (ii) continued payment on a monthly basis of the Executive’s then current Base Salary for a period of one year following the date of such termination, which shall be paid to the Executive, his legal representative or his estate, as the case may be. In the event of such termination due to his Disability, Executive’s health insurance coverage shall be continued at MFA’s expense for the duration of such Disability; provided, that, if such coverage cannot be provided under MFA’s health insurance policy for the duration of such Disability, such coverage or the cost of comparable coverage shall be provided by MFA until the Executive’s attainment of age 65 or such later date through which coverage is permissible under MFA’s health insurance policy.

          (b) Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by MFA without Cause (including by notice of MFA’s determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b)) or by the Executive for Good Reason, unless any such termination is preceded by the Executive’s giving notice of his determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b), the Executive shall be entitled to both continued payments of his then current Base Salary and continued health insurance coverage at MFA’s expense, until the later to occur of (i) the expiration of the Term of Employment or (ii) the first anniversary of such termination of employment, such Base Salary being payable at the same time such amounts would have been payable to the Executive had his employment not terminated.

          (c) Termination by MFA for Cause or Voluntary Termination by the Executive. In the event the Executive’s employment is terminated by MFA for Cause, or is terminated by the Executive on his own initiative for other than a Good Reason (including pursuant to Paragraph 1(b)), the Executive shall be entitled to any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Paragraph 5(e) below, as of the date of termination.

          (d) Termination Related to Change in Control. In the event of (1) the termination of the Executive’s employment by MFA without Cause that occurs both within two months before a Change in Control and following the occurrence of a Pre-Change-in-Control Event, (2) the resignation of his employment by the Executive for any reason within three months following a Change in Control, or (3) the termination of the Executive’s employment by MFA other than for Cause or the Employee’s resignation of his employment for Good Reason within twelve months following a Change in Control,

     (i) MFA shall pay to Executive in a lump sum, within 30 days following the termination of employment, an amount equal to 300% of the sum of (a) the Executive’s then current Base Salary and (b) the Executive’s highest bonus for the two preceding years;

     (ii) all of the Executive’s outstanding restricted stock, phantom shares and stock options shall immediately vest in full and such options shall remain exercisable, and any dividend equivalents associated therewith shall continue to be payable, until the earlier of (a) 90 days following the date of such termination and (b) the date on which each such option would have expired had the Executive’s employment not terminated; and

     (iii) the Executive shall continue to participate in all health, life insurance, retirement and other benefit programs at MFA’s expense for the balance of the Term of Employment, to the same extent as though the Executive’s employment had not terminated.

The Executive, in his sole and absolute discretion, may elect to reduce any such payment in order to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

          (e) Other Payments. Upon the termination of the Executive’s employment, in addition to the amounts payable under any Paragraph above, the Executive shall be entitled to receive the following:

(i) any annual bonus earned during one or more preceding years but not paid;

(ii) any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts);

(iii) reimbursement for reasonable business expenses incurred but not yet reimbursed by MFA; and

     (iv) any other benefits to which the Executive or his legal representative may be entitled under the 2004 Equity Compensation Plan and under all other applicable plans and programs of MFA, as provided in Paragraph 4 above.

     (v) upon the termination of the Executive's employment pursuant to Paragraphs 5(a) or 5(b) above, all of the Executive's outstanding restricted stock, phantom shares and stock options shall immediately vest in full and such options shall remain exercisable, and any dividend equivalents associated therewith shall continue to be payable until the earlier of (a) 90 days following the date of such termination and (b) the date on which each such option would have expired had the Executive's employment not terminated.

          (f) No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Paragraph 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

          (g) Payments Subject to Section 409A. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payment pursuant to this Paragraph 5 prior to the earliest date permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Paragraph 5 is required to be delayed six months pursuant to the special rules of Section 409A related to “specified employees,” each affected payment shall be delayed until six months after the Executive’s termination of employment.

          (h) Mutual Release. MFA’s obligation to make any payment or provide any benefit pursuant to this Paragraph 5 shall be contingent upon, and is the consideration for, the Executive executing and delivering to MFA a general release (the “Release”), substantially in the form annexed hereto as Exhibit B, releasing MFA, and all current and former members, officers and employees of MFA, from any claims relating to the Executive’s employment hereunder, other than claims relating to continuing obligations under, or preserved by, (x) this Agreement or (y) any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment, and no such amounts shall be provided until the Executive executes and delivers to MFA a letter which provides that the Executive had not revoked such Release after seven days following the date of the Release. The Release shall also be executed by MFA and delivered to the Executive as part of the consideration for the Executive’s execution and delivery of the Release, and, except as otherwise provided under the terms of the Release, shall release the Executive from any and all claims MFA may have against the Executive.

     6. Definitions.

     For purposes of this Agreement, the following terms shall be defined as set forth below:

          (a) Cause. “Cause” shall mean the Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the CEO and/or the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Paragraph 7 of this Agreement resulting in material and demonstrable economic injury to MFA; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (i) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the CEO or, in his absence, the Board of Directors and (ii) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard by the CEO or, in his absence, the Board of Directors and (z) delivery to the Executive of a notice of termination approved by said CEO or, in his absence, the Board of Directors, stating his or its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the CEO or the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two (2) weeks of the date of suspension.

          (b) Change in Control. A “Change in Control” shall mean the occurrence of any one of the following events:

     (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”) or (B) the then outstanding shares of common stock of MFA (“Shares”) (in either such case other than as a result of an acquisition of securities directly from MFA); or

     (ii) persons who, as of the effective date of this Agreement, constitute MFA’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

     (iii) there shall occur (A) any consolidation or merger of MFA or any subsidiary where the shareholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of MFA or (C) any plan or proposal for the liquidation or dissolution of MFA.

     Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of this Paragraph 6(b).

          (c) Disability. “Disability” shall mean the Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol).

          (d) Good Reason. “Good Reason” shall mean:

(i) a material diminution in the Executive’s title, duties or responsibilities;

(ii) relocation of the Executive’s place of employment without his consent outside the New York City metropolitan area;

(iii) the failure of MFA to pay within thirty (30) business days any payment due from MFA;

(iv) the failure of MFA to pay within a reasonable period after the date when amounts are required to be paid to the Executive under any benefit programs or plans; or

(v) the failure by MFA to honor any of its material obligations herein.

          (e) Non Cash Items and Merger Expenses. “Non Cash Items and Merger Expenses” shall mean depreciation, merger expenses, gains/losses on asset sales, and impairment charges.

          (f) Pre-Change-in-Control Event. A “Pre-Change-in-Control Event” shall mean the occurrence of any one of the following events:

     (i) the Board shall adopt a resolution to the effect that any person has taken actions which, if consummated, would result in such person acquiring effective control of the business and affairs of MFA;

(ii) there shall commence a tender offer or proxy contest resulting in any of the transactions specified in subparagraphs (i)-(iii) of Paragraph 6(b);

(iii) MFA shall make any agreement resulting in any of the transactions specified in subparagraphs (i)-(iii) of Paragraph 6(b);

(iv) there shall be a public announcement of a transaction of the kind specified in subparagraphs (i)-(iii) of Paragraph 6(b); or

     (v) any other meeting, writing or written communication with, by or to the Board of Directors or any officer or executive of MFA, that is held, made or undertaken in good faith in anticipation of a Change in Control.

          (g) Return on Average Equity. “Return on Average Equity” shall mean twelve months GAAP net income plus (minus) certain Non Cash Items and Merger Expenses divided by average Tangible Net Worth.

          (h) Tangible Net Worth. “Tangible Net Worth” shall mean stockholder equity less (i) goodwill and (ii) preferred stockholder equity.

     7. Covenant Not To Compete.

          In the event of the termination of the Executive’s employment with MFA other than upon notification by the Executive of the nonrenewal of the Term of Employment, the Executive will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any mortgage REIT for a period of one year following termination of his employment with MFA. For a period of one year following the termination of his employment by MFA for any reason, the Executive shall not solicit any employees of MFA to work for any mortgage REIT. Except as otherwise required by law, the Executive shall keep confidential all materials, files, reports, correspondence, records and other documents (collectively the “Company Materials”) used, prepared or made available to him in connection with his employment by MFA and which have not otherwise been made available to the public, and upon termination of his employment shall return such Company Materials to MFA. The Executive acknowledges that MFA may seek injunctive relief or other specific enforcement of its rights under this Paragraph.

     8. Indemnification.

          MFA shall indemnify the Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with the Executive’s duties with MFA, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding. During the Term of Employment and for six years following the date of the Executive’s termination as an officer of MFA, MFA (or any successor thereto) shall provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at MFA’s sole cost.

     9. Assignability; Binding Nature.

          This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive.

     10. Representation.

          MFA represents and warrants that it is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its obligations under this Agreement will not violate any agreement between MFA and any other person, firm or organization or any law or governmental regulation.

     11. Entire Agreement.

          This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

     12. Amendment or Waiver.

          This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and MFA. No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of MFA, as the case may be.

     13. Severability.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     14. Reasonableness.

          To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

     15. Survivorship.

          The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     16. Governing Law.

          This Agreement and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

     17. Dispute Resolution.

          In the event of any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment or termination thereof (other than a controversy or claim arising under Paragraph 7, to the extent necessary for MFA (or its affiliates, where applicable) to enforce the provisions thereof), the parties hereby agree to settle such dispute, controversy or claim in a binding arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York. The parties agree that the arbitral award shall be final and non-appealable and shall be the sole and exclusive remedy between the parties hereunder. The parties agree that judgment on the arbitral award may be entered in any court having competent jurisdiction over the parties or their assets. All reasonable fees and expenses related to any such arbitration (including reasonable attorneys’ fees and related disbursements) shall be paid by MFA.

     18. Legal Fees.

          MFA shall pay directly all reasonable legal fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement.

     19. Notices.

          Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal office, and if to the Executive, at the address of the Executive shown on MFA’s records or at such other address as such party may give notice of.

     20. Headings.

          The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     21. Counterparts.

          This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MFA MORTGAGE INVESTMENTS, INC.

By:	/s/ Stewart Zimmerman

Name:	Stewart Zimmerman
Title:	Chairman, Chief Executive Officer and President

By:	/s/ William S. Gorin

Name:	William S. Gorin
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Aggregate Performance Bonus Pool for Senior Executives

Aggregate bonus pool can be adjusted down by as much as 10%, dependent upon Compensation Committee’s assessment of leverage, book value stability and share price relative to peer group. Individual bonus allocation from pool dependent upon Compensation Committee’s assessment of performance in accordance with the Committee’s Charter.

Bonus Pool

ROAE less than 4.5%	$400,000
ROAE 4.5% to 8.0%	$600,000
ROAE greater than 8.0%	See Below

Senior Executive Bonus Pool Example

ROAE	8%	9%	10%	12%	13%	14%	16%	18%	20%	22% and above
9/30/05 Common Equity	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000	576,000,000
Net Income	46,080,000	51,840,000	57,600,000	69,120,000	74,880,000	80,640,000	92,160,000	103,680,000	115,200,000	126,720,000

Net Income to achieve 8%
hurdle	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000	46,080,000
Earnings over Hurdle	0	5,760,000	11,520,000	23,040,000	28,800,000	34,560,000	46,080,000	57,600,000	69,120,000	80,640,000
Aggregate Bonus Pool	600,000	1,000,000	1,500,000	1,800,000	2,200,000	3,000,000	3,600,000	4,200,000	5,100,000	6,000,000

In the event of a fractional ROAE (with respect to the percentages contained in the above table), the Aggregate Bonus Pool shall be interpolated in linear fashion between the applicable whole percentages.

Exhibit B

Mutual Release

     This Mutual Release of Claims (this “Release”) is made as of _______________, by and between MFA MORTGAGE INVESTMENTS, INC. (the “Company”) and _____________________ (the “Executive”).

     1. Release by the Company.

          (a) The Company on behalf of itself, its agents, successors, affiliated entities and assigns, in consideration for the Executive’s execution and delivery of this Release, hereby forever releases and discharges the Executive, and his agents, heirs, successors, assigns, executors and administrators, from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation; (ii) any and all liability that was or may have been alleged against or imputed to the Executive by the Company or by anyone acting on its behalf; (iii) any punitive, compensatory or liquidated damages and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in his employment agreement with the Company dated April 16, 2006 (the “Employment Agreement”).

          (b) The Company shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Release. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Release, or if such a proceeding is commenced in the future, the Company shall promptly withdraw it, with prejudice, to the extent it has the power to do so. The Company represents and warrants that its has not assigned any claim released herein, or authorized any other person to assert any claim on its behalf.

          (c) Anything to the contrary notwithstanding in this Release or the Employment Agreement, this Release shall not apply to claims or damages based on (i) any right or claim that arises after the date on which the Company executes this Release, including any right to enforce the Employment Agreement with respect to provisions pertaining to matters that arise after the date of the Release and that survive termination of employment or (ii) any act of willful misconduct, gross negligence, fraud or misappropriation of funds.

     2. Release by the Executive.

          (a) The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Employment Agreement, hereby forever releases and discharges the Company, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act;

the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers’ compensation law, excepting only those obligations of the Company pursuant to Paragraph 5 of the Employment Agreement or otherwise continuing under the Employment Agreement and any claims to benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Employment Agreement.

          (b) The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Release. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Release, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he has the power to do so. The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

          (c) In the event any action, suit, claim, charge or proceeding within the scope of this Release is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

          (d) BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

               (1) HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

               (2) IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

               (3) HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

               (4) THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);

               (5) THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION 2(d)(3). HE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

               (6) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

               (7) NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;

               (8) HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

               (9) HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

     IN WITNESS WHEREOF, the parties have hereunto set their hands this _____ day of ___________________.

By:

Name:
Title: Executive

MFA MORTGAGE INVESTMENTS, INC.

By:

Name:
Title: